EXHIBIT 11.1


             STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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                                      THREE MONTHS ENDED
                                      JULY 31,


                                      1995          1994

Weighted average shares outstanding    1,982,255     1,952,392
Net effect of dilutive stock options -
 based on the treasury stock method
 using average market price               70,183        16,599

                                       2,052,438     1,968,991

Net income                            $  158,988    $  373,375

Net income per share                  $     0.08    $     0.19

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